Exhibit 99.1

Investor Update - May 18, 2012

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our mainline and consolidated operations. Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices and our hedging program. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2011. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES - MAINLINE
April 2012 Statistics

	April 2012	Change Y-O-Y
Revenue passengers (000s)	1,514	3.0%
Traffic (RPMs in millions)	1,986	6.3%
Capacity (ASMs in millions)	2,272	3.1%
Load factor(a)	87.4%	2.5 pts
Passenger RASM (cents)(b)	11.99¢	7.5%
RASM (cents)	14.04¢	6.6%
Economic fuel cost per gallon	$3.59	11.1%

(a)	Percentage of available seats occupied by fare-paying passengers.

(b)	Ancillary revenues were reclassified from Passenger Revenue to Other-net Revenue. Refer to Exhibit 99.2 for more information regarding the reclassification.

Forecast Information

	Forecast Q2 2012	Change Y-O-Y	Prior Guidance Apr 19, 2012	Forecast Full Year 2012	Change Y-O-Y	Prior Guidance Apr 19, 2012
Capacity (ASMs in millions)	7,050 - 7,150	~ 6%	7,050 - 7,150	27,850 - 28,350	~ 6%	27,850 - 28,350
Cost per ASM excluding fuel and special items (cents)	7.40 - 7.50	~ flat	7.40 - 7.50	7.50 - 7.55	~ (1%)	7.50 - 7.55
Fuel gallons (000,000)	93	7%	93	365 - 370	~ 6%	365 - 370
Economic fuel cost per gallon(a)	$3.43	5%	$3.47	(a)	(a)	(a)

(a)
Our economic fuel cost per gallon estimate for the second quarter includes the following per-gallon assumptions:  crude oil cost - $2.37 ($100 per barrel); refining margin - 79 cents; taxes and fees - 18 cents; cost of settled hedges - 9 cents. Because of the volatility of fuel prices, we do not provide full-year economic fuel estimates.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)(a)

	May	June(b)	July
Point Change Y-O-Y	+ 2.0 pts	+ 4.5 pts	+ 2.0 pts
Prior Guidance Apr 19, 2012 - Point Change Y-O-Y	+ 2.0 pts	+ 2.5 pts	N/A

(a)	Percentage point change compared to the same point in time last year.

(b)
Current advance bookings are the result of increased California to Hawaii capacity where load factor are higher than the network, and improvement in Southbound traffic from the State of Alaska where load factors are lower than the network.

AIR GROUP - CONSOLIDATED
April 2012 Statistics

	April 2012	Change Y-O-Y
Revenue passengers (000s)	2,094	3.8%
Traffic (RPMs in millions)	2,189	6.3%
Capacity (ASMs in millions)	2,533	3.2%
Load factor(a)	86.4%	2.5 pts
Passenger RASM (cents)(b)	13.14¢	6.9%
RASM (cents)	15.21¢	6.1%
Economic fuel cost per gallon	$3.59	11.1%

(a)	Percentage of available seats occupied by fare-paying passengers.

(b)	Ancillary revenues were reclassified from Passenger Revenue to Other-net Revenue. Refer to Exhibit 99.2 for more information regarding the reclassification.

Forecast Information

	Forecast Q2 2012	Change Y-O-Y	Prior Guidance Apr 19, 2012	Forecast Full Year 2012	Change Y-O-Y	Prior Guidance Apr 19, 2012
Capacity (ASMs in millions)	7,850 - 7,950	~ 6%	7,850 - 7,950	31,100 - 31,600	~ 6%	31,000 - 31,600
Cost per ASM excluding fuel and special items (cents)	8.35 - 8.45	~ flat	8.35 - 8.45	8.40 - 8.45	~ (1.5%)	8.40 - 8.45
Fuel gallons (000,000)	106	6%	106	420 - 425	~ 6%	420 - 425
Economic fuel cost per gallon(a)	$3.43	5%	$3.47	(a)	(a)	(a)

(a)	Because of the volatility of fuel prices, we do not provide full year economic fuel estimates.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)(a)

	May	June(b)	July
Point Change Y-O-Y	+ 2.0 pts	+ 4.0 pts	+ 2.0 pts
Prior Guidance Apr 19, 2012 - Point Change Y-O-Y	+ 2.0 pts	+ 2.5 pts	N/A

(a)	Percentage point change compared to the same point in time last year.

(b)
Current advance bookings are the result of increased California to Hawaii capacity where load factor are higher than the network, and improvement in Southbound traffic from the State of Alaska where load factors are lower than the network.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $8 million to $9 million in the second quarter of 2012.

Stock Repurchase
Through May 7, 2012, Air Group has repurchased 378,000 shares of its common stock for approximately $13.2 million under our existing $50 million repurchase program. The program expires in February 2013.

AIR GROUP - CONSOLIDATED (continued)
Cash and Share Count

(in millions)	April 30, 2012	March 31, 2012
Cash and marketable securities	$1,221	$1,141
Common shares outstanding	71.098	71.399

Capital Expenditures(a)
Total expected capital expenditures for 2012 and 2013 are as follows (in millions):

	2012	2013
Aircraft and aircraft purchase deposits	$400	$360
Other flight equipment	35	20
Other property and equipment	70	70
Total property and equipment additions	$505	$450

(a)	Preliminary estimate, subject to change.

Firm Aircraft Commitments
The tables below reflect the current delivery schedules for firm aircraft:

	Remaining 2012	2013	2014	2015	2016	Total
Boeing 737-800	1	—	1	2	—	4
Boeing 737-900ER(a)	3	12	7	—	—	22
Bombardier Q400	1	—	—	—	—	1
Totals	5	12	8	2	—	27

(a)	The 12 deliveries in 2013, include two options Air Group intends to exercise.

In addition to the firm orders noted above, Air Group has options to acquire 39 additional B737 aircraft and 10 Q400 aircraft.

AIR GROUP - CONSOLIDATED (continued)
Future Fuel Hedge Positions(a)
We use both call options on crude oil futures and swap instruments on LA Jet refining margins to hedge against price volatility of future jet fuel consumption. We have refining margin swaps in place for approximately 50% of our second quarter 2012 estimated jet fuel purchases at an average price of 79 cents per gallon and 6% of our third quarter 2012 estimated purchases at an average price of 72 cents per gallon. Our crude oil positions are as follows:

	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel	Average Premium Cost per Barrel
Second Quarter 2012	50%	$100	$10
Third Quarter 2012	50%	$100	$10
Fourth Quarter 2012	50%	$100	$10
Full Year 2012	50%	$100	$10
First Quarter 2013	50%	$98	$12
Second Quarter 2013	50%	$98	$12
Third Quarter 2013	44%	$99	$12
Fourth Quarter 2013	38%	$100	$12
Full Year 2013	46%	$99	$12
First Quarter 2014	28%	$101	$13
Second Quarter 2014	22%	$100	$13
Third Quarter 2014	17%	$100	$12
Fourth Quarter 2014	11%	$105	$11
Full Year 2014	19%	$101	$13
First Quarter 2015	6%	$107	$10
Full Year 2015	1%	$107	$10

(a)
All of our future oil positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases. With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.